Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

May 3, 2010

Contact:

Investors – (301) 951-5917

AMERICAN CAPITAL COMMENCES EXCHANGE OFFER

Bethesda, MD – May 3, 2010 – American Capital Ltd. (Nasdaq: ACAS) (the “Company”) announced today that it has commenced an offer to exchange its outstanding unsecured public and private notes for cash payments and new secured notes (the “Exchange Offer”). The Exchange Offer is set to expire at 5:00 PM (EDT), on June 1, 2010, unless extended or earlier terminated.

The Exchange Offer is part of a comprehensive financial restructuring of substantially all of the Company’s outstanding unsecured indebtedness, which addresses breaches of certain financial covenants and other defaults under the agreements governing the indebtedness. The restructuring transactions involve cash principal payments to the holders of existing indebtedness totaling $960 million and the issuance of new secured notes and loans totaling approximately $1,390 million. The restructuring transactions are intended to be accomplished by means of an out-of-court procedure, but if the conditions to completion of the out-of court restructuring are not satisfied or waived, they may be completed through a pre-packaged in-court restructuring.

The out-of-court restructuring includes an offer to exchange all of the Company’s existing private unsecured notes and public unsecured notes, which have an aggregate principal amount of approximately $963 million, for (A) an aggregate cash payment of a minimum of 39% of the aggregate principal amount of the existing notes (subject to certain potential adjustments), (B) four series of newly issued amortizing secured notes due December 31, 2013, equal in principal amount to the existing notes exchanged (less the aggregate cash payment), and (C) the payment of a fee equal to 2% of the aggregate principal amount of the new secured notes, plus accrued and unpaid interest on notes exchanged in the offer. The Exchange Offer also includes a solicitation of consents from the holders of the existing public notes to remove the basis for an existing default under the provisions of the indenture for the existing public notes.

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American Capital

May 3, 2010

Simultaneously, with the completion of the out-of-court Exchange Offer, there will be a refinancing of approximately $1,387 million in loans outstanding under the Company’s unsecured credit agreement. Under the refinancing, the Company and the lenders will enter into a new credit agreement providing for (A) the repayment of a minimum of 39% in aggregate principal amount of the existing loans (subject to certain potential adjustments), (B) the conversion of the remaining outstanding principal amount of the existing loans into new secured term loans maturing on December 31, 2013, and (C) the payment of a fee equal to 2% of the aggregate principal amount of the new secured loans, plus accrued and unpaid interest under the existing credit agreement. As previously announced, the lenders under the existing credit agreement have executed a Lock-Up Agreement, generally obligating them to enter into this refinancing, subject to the satisfaction of various conditions.

The holders of the existing notes and the lenders under the credit agreement participating in the out-of-court restructuring may elect to receive either cash or new secured debt in exchange for their unsecured debt, subject to certain minimum cash payments and other adjustments or reallocations as may be required to allow for the payment of the full $960 million of cash. The consummation of the Exchange Offer is subject to, among other things, the condition that (i) all of the lenders under the credit agreement execute the new credit agreement, (ii) all of the holders of the Company’s existing private notes tender in the Exchange Offer all of the existing private notes, and (iii) holders of at least 85% in aggregate principal amount of the existing public notes tender those notes in the Exchange Offer (or such lesser amount as may be agreed by a majority in aggregate principal amount of the lenders under the credit agreement and the respective committees representing holders of the existing private notes and the holders of the existing public notes).

The four series of new secured notes include floating rate notes denominated in US Dollars and adjustable fixed rate notes denominated in US Dollars, Euros and Pounds Sterling. The floating rate notes and the new secured loans will initially bear interest at a rate per annum equal to one, two, or three month LIBOR (subject to a LIBOR floor of 2% per annum), plus an additional 6.5%, subject to a reduction of such additional amount to 5.5% once the aggregate principal amount of new secured notes and loans that remain outstanding drops below $1 billion. The adjustable fixed rate notes denominated in Dollars, Euros and Sterling will initially bear interest at a rate per annum of 2.46%, 2.25% and 2.58%, respectively, plus an additional 6.5%, which additional amount is similarly subject to reduction to 5.5%. All of the interest rates are subject to increase for, among other things, the non-payment of certain principal amounts, by certain dates. Both the new secured notes and the new secured loans provide for certain scheduled mandatory amortization payments during their term as well as certain scheduled penalty amortization payments, which if not satisfied would lead to an increase in the interest rates.

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New York ¡ Paris ¡ Washington, D.C.

American Capital

May 3, 2010

Both the new secured notes and the new secured loans will be secured by a first priority lien (subject to certain permitted liens and exceptions) on substantially all of the Company’s existing unencumbered and after-acquired tangible and intangible assets.

As part of the restructuring, the Company is also soliciting from the lenders under its credit agreement, holders of its existing notes (with certain exceptions) and counterparties to certain swap agreements, votes to accept a standby plan of reorganization, under which these creditors would receive substantially identical consideration to that they would receive under the out-of-court restructuring, although creditors would not have the right to elect whether they preferred to receive cash or new secured debt. If the Exchange Offer and the new credit agreement are not consummated, but at least one of the classes of the holders of the Company’s existing private notes, existing public notes and existing loans under the credit agreement has voted to accept the standby plan by the expiration of the Exchange Offer in a manner that satisfies the requisite voting thresholds under chapter 11 of title 11 of the United States Code (the “Code”), the Company may file a voluntary petition for relief under chapter 11 of the Code and seek prompt confirmation of the standby plan. Under the Code, a class of claims votes to accept a plan of reorganization if holders holding at least two-thirds of the aggregate principal amount of the class of claims and more than one half in number of such class of claims that submit votes on the plan vote to accept the plan.

This press release and its contents are not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange any security. Any such offer or solicitation shall be made solely by means of an offering memorandum or other offer document furnished to existing securityholders and any securities that are offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $12.7 billion1 in capital resources under management and eight offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

1 As of December 31, 2009.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

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